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Exhibit 5.1

October 22, 2007

Ironclad Performance Wear Corporation
2201 Park Place, Suite 101
El Segundo, California 90245

Re:	Ironclad Performance Wear Corporation Registration Statement on Form SB-2

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form SB-2 (the “Registration Statement”) to which this letter is attached as Exhibit 5.1 filed by Ironclad Performance Wear Corporation, a Nevada corporation (the “Company”), in order to register under the Securities Act of 1933, as amended (the “Act”), the resale by the selling shareholders identified in the prospectus constituting a part of the Registration Statement of an aggregate of 5,250,000 shares of issued and outstanding Common Stock of the Company, issued by the Company (the “Shares”).

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based on the foregoing, we are of the opinion that Shares have been duly authorized, and are validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof. We assume no obligation to inform you of any facts, circumstances, events or changes in the law that may hereafter be brought to our attention that may alter, affect or modify the opinion expressed herein.

Very truly yours,

/s/ Stubbs Alderton & Markiles, LLP

STUBBS ALDERTON & MARKILES, LLP